SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE TO
Amendment No. 2
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
MKS Instruments, Inc.

(Name of Subject Company (Issuer) and Filing Person (Issuer))
Options to Purchase Common Stock, no par value

(Title of Class of Securities)
55306N104

(CUSIP Number of Common Stock Underlying Class of Securities)
Leo Berlinghieri
President and Chief Executive Officer
MKS Instruments, Inc.
2 Tech Drive, Suite 201, Andover, Massachusetts 01810
(978) 645-5500

(Name, Address and Telephone Numbers of Person
Authorized to Receive Notices and Communications on Behalf of Filing Persons)
Copy to:
Mark G. Borden, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street, Boston, Massachusetts 02109
(617) 526-6000
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$4,197,423	$234.22**

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,454,947 shares of common stock of MKS Instruments, Inc. having an aggregate value of $4,197,423 as of July 31, 2009 will be exchanged or cancelled pursuant to this exchange offer. The actual transaction value will be based upon the number of options tendered, if any. The aggregate value of such securities was calculated based on the Black-Scholes option pricing model.

**	The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $55.80 for each $1,000,000 of the value of this transaction. The Transaction Value set forth above was calculated for the sole purpose of determining the Amount of Filing Fee and should not be used for any other purpose.
☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$234.22	Filing Party:	MKS Instruments, Inc.
Form or Registration No.:	005-58011	Date Filed:	August 3, 2009
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
*If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

EXPLANATORY NOTE
     This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2009, as previously amended (the “Schedule TO”), by MKS Instruments, Inc. (the “Company”), wherein the Company offered to exchange certain outstanding eligible option grants for restricted stock units, on the terms and subject to the conditions described in the Offer to Exchange Certain Stock Options for Restricted Stock Units dated August 3, 2009.
     This Amendment No. 2 is made to restate Item 10 (Financial Statements) and Item 12 (Exhibits) in their entirety and to amend and restate Exhibit (a)(1)(A) to the Schedule TO. The information in the Schedule TO, including all schedules and annexes to the Schedule TO, that were previously filed with the Schedule TO on August 3, 2009 and August 11, 2009, is incorporated herein by reference to answer the items required in this Schedule TO, except that such information is hereby amended, restated and supplemented to the extent specifically provided in this Amendment No. 2. Except as specifically set forth herein, this Amendment No. 2 does not modify any of the information previously reported on the Schedule TO.
Item 10. Financial Statements.
     (a) Financial Information.
     The information set forth in Schedule B to the Offer to Exchange and under Section 10 (“Information Concerning MKS; Financial Information”) and Section 17 (“Additional Information”) is incorporated herein by reference. The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with SEC on February 27, 2009, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, as filed with the SEC on May 7, 2009, and June 30, 2009, as filed with the SEC on August 7, 2009, are incorporated by reference herein and can be accessed electronically on the SEC’s website at http://www.sec.gov.
     (b) Pro Forma Information.
     Not applicable.
Item 12. Exhibits.

Exhibit	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated August 3, 2009.

(a)(1)(B)*	Form of E-Mail to Eligible Employees Regarding the Exchange Offer.

(a)(1)(C)*	Form of Election Form.

(a)(1)(D)*	Form of Withdrawal Form.

(a)(1)(E)*	Form of Confirmation E-Mail/Memo to Employees who Elect to Participate in or Withdraw from the Exchange Program by Fax or E-Mail.

Exhibit	Description

(a)(1)(F)*	Form of Reminder E-Mail to Eligible Employees.

(a)(1)(G)*	Screen Shots of the Exchange Offer Website.

(a)(1)(H)*	Screen Shots of Illustrative Calculator to Calculate Number of Restricted Stock Units.

(a)(1)(I)*	Form of E-Mail Regarding Actual Exchange Ratios.

(a)(1)(J)*	Form of E-Mail Regarding Conference Call on Day the Exchange Offer Expires.

(a)(1)(K)**	Script For Phone Representatives.

(a)(1)(L)	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, is incorporated herein by reference.

(a)(1)(M)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009, is incorporated herein by reference.

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 7, 2009, is incorporated herein by reference.

(a)(1)(O)	Definitive Proxy Statement on Schedule 14A, filed on March 23, 2009, is incorporated herein by reference.

(a)(1)(P)	Amendment No. 1 to Definitive Proxy Statement on Schedule 14A, filed on April 27, 2009, is incorporated herein by reference.

(b)	Not applicable.

(d)(1)	2004 Stock Incentive Plan, as amended, is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009.

(d)(2)	Second Restated 1995 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2002.

(d)(3)	Nonstatutory Stock Option Agreement Granted Under the Second Restated 1995 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2004.

(d)(4)*	Form of Restricted Stock Unit Agreement for Offer to Exchange.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed as Exhibits to the Company’s Schedule TO filed on August 3, 2009.

**	Previously filed as an Exhibit to the Company’s Amendment No. 1 to Schedule TO filed on August 12, 2009.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MKS INSTRUMENTS, INC.
/s/ RONALD C. WEIGNER
Ronald C. Weigner
Vice President, Chief Financial Officer and Treasurer

Date: August 17, 2009

Index to Exhibits

Exhibit	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated August 3, 2009.

(a)(1)(B)*	Form of E-Mail to Eligible Employees Regarding the Exchange Offer.

(a)(1)(C)*	Form of Election Form.

(a)(1)(D)*	Form of Withdrawal Form.

(a)(1)(E)*	Form of Confirmation E-Mail/Memo to Employees who Elect to Participate in or Withdraw from the Exchange Program by Fax or E-Mail.

(a)(1)(F)*	Form of Reminder E-Mail to Eligible Employees.

(a)(1)(G)*	Screen Shots of the Exchange Offer Website.

(a)(1)(H)*	Screen Shots of Illustrative Calculator to Calculate Number of Restricted Stock Units.

(a)(1)(I)*	Form of E-Mail Regarding Actual Exchange Ratios.

(a)(1)(J)*	Form of E-Mail Regarding Conference Call on Day the Exchange Offer Expires.

(a)(1)(K)**	Script For Phone Representatives.

(a)(1)(L)	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, is incorporated herein by reference.

(a)(1)(M)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009, is incorporated herein by reference.

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 7, 2009, is incorporated herein by reference.

(a)(1)(O)	Definitive Proxy Statement on Schedule 14A, filed on March 23, 2009, is incorporated herein by reference.

(a)(1)(P)	Amendment No. 1 to Definitive Proxy Statement on Schedule 14A, filed on April 27, 2009, is incorporated herein by reference.

(b)	Not applicable.

(d)(1)	2004 Stock Incentive Plan, as amended, is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009.

(d)(2)	Second Restated 1995 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2002.

(d)(3)	Nonstatutory Stock Option Agreement Granted Under the Second Restated 1995 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2004.

Exhibit	Description

(d)(4)*	Form of Restricted Stock Unit Agreement for Offer to Exchange.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed as Exhibits to the Company’s Schedule TO filed on August 3, 2009.

**	Previously filed as an Exhibit to the Company’s Amendment No. 1 to Schedule TO filed on August 12, 2009.